                                                                  EXHIBIT 11


                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                               1997          1996         1995
                                             -------       -------      -------
Net (loss) income                            $  (399)      $   122      $ 1,384
                                             =======       =======      =======

Weighted average common shares - basic         6,122         6,041        5,420
Dilutive options                                  50             3            8
                                             -------       -------      -------

Adjusted weighted average common shares
   and assumed conversions - diluted           6,172         6,044        5,472
                                             =======       =======      =======

Net (loss) income per share - basic          $ (0.07)      $  0.02      $  0.26
                                             =======       =======      =======

Net (loss) income per share - diluted        $ (0.06)      $  0.02      $  0.25
                                             =======       =======      =======